Exhibit 99.1
EverBank Financial Corp Announces Full Year and Fourth Quarter 2012 Financial Results
JACKSONVILLE, FL, January 30, 2013 - EverBank Financial Corp (NYSE: EVER) (“EverBank”, "we", "our" or the “Company”) announced today its financial results for the fourth quarter and the year ended December 31, 2012.
Adjusted diluted earnings per share was $0.34 in the fourth quarter 2012, a 13% increase from $0.30 in the third quarter 2012 and a 3% increase from $0.33 in the fourth quarter 2011.1 GAAP diluted earnings per share was $0.22, a 16% increase from $0.19 in the third quarter 2012 and a 57% increase from $0.14 in the fourth quarter 2011. For the full year 2012, adjusted diluted earnings per share was $1.27, a 14% increase from $1.11 in 2011. GAAP diluted earnings per share was $0.60, an 11% increase from $0.54 in 2011.
“EverBank is pleased to have completed a historic year for our Company as we executed on our strategic plans, raised significant growth capital and closed two material acquisitions,” said Robert M. Clements, Chairman and Chief Executive Officer. “Our fundamentals remained strong in the fourth quarter as we benefited from continued loan and deposit growth, credit quality improvement and robust noninterest income. We believe we are well positioned for growth and success in 2013.”
Fourth Quarter and Full Year 2012 Key Highlights

•	Adjusted return on equity ("ROE") was 13.2% for the fourth quarter, an increase of 128 basis points compared to the prior quarter. For the year, adjusted ROE was 12.4%, up 177 basis points over 2011.

•
Adjusted net income was $43.5 million for the fourth quarter of 2012, compared to $36.2 million for the third quarter 2012 and $31.9 million for the fourth quarter of 2011. For the year, adjusted net income was $143.4 million, an increase of 33%.

•
GAAP net income was $28.8 million for the fourth quarter of 2012, compared to $22.2 million for the third quarter 2012 and $13.8 million in the fourth quarter of 2011. For the full year, GAAP net income was $74.0 million, an increase of 40% over 2011.

•
Record revenue of $272.2 million, an increase of 22% compared to the prior quarter and an increase of 55% compared to the fourth quarter 2011. For the year, revenue was $883.6 million, an increase of 29% over 2011.

•
Record residential origination volume of $2.9 billion, an increase of 16% compared to the prior quarter and an increase of 48% compared to the fourth quarter. For the year, residential origination volume totaled $9.6 billion, an increase of 61% over 2011.

•	Total loans and leases were $14.5 billion, up $3.1 billion, or 27%, for the quarter and up $5.3 billion, or 58%, for the year.

•	Deposits were $13.1 billion, up $1.3 billion, or 11.2%, for the quarter and up $2.9 billion, or 28%, for the year.

•
Asset quality improved during the quarter as adjusted non-performing assets were 1.08% of total assets at December 31, 2012. Annualized net charge-offs to average loans and leases held for investment were 0.16% for the quarter.

•	Completed the public offering of $150 million of our 6.75% Series A Non-Cumulative Perpetual Preferred Stock ("Series A Preferred Stock") in November 2012.

•	Tangible common equity per common share was $10.30 at December 31, 2012, and excluding accumulated other comprehensive loss was $11.02.

•	Closed acquisition of Business Property Lending, Inc. ("BPL") on October 1, 2012, adding $2.3 billion of commercial loans.

"Our mortgage banking segment generated record residential origination volumes during the fourth quarter and is increasing market share as we continue to invest in our purchase driven retail channel,” said W. Blake Wilson, President and Chief Operating Officer. “In addition, we have substantially completed our integration of BPL and are well on our way to executing our growth plans for the business. We continue to expect we will achieve our previously stated intermediate targets for the business."

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Continued Balance Sheet Growth
Total assets increased by $1.7 billion, or 10%, to $18.2 billion at December 31, 2012, from $16.5 billion at September 30, 2012, and by $5.2 billion, or 40%, from $13.0 billion at December 31, 2011. Our interest-earning assets for the fourth quarter 2012 were largely comprised of:

•	Residential loans held for sale ("HFS") of $2.1 billion, a 49% increase from the prior quarter due to our success in originating preferred jumbo loans eligible for sale into the capital markets;

•	Residential loans held for investment ("HFI") of $6.7 billion, a 1% decline from the prior quarter as we originated more loans for sale and diversified into other types of loans;

•	Commercial and commercial real estate loans of $4.8 billion, a 106% increase from the prior quarter due largely to the acquisition of BPL;

•	Commercial leases of $0.8 billion, a 13% increase from the prior quarter; and

•	Investment securities of $1.9 billion, a 5% decline from the prior quarter.
Loan Origination Activities
Residential loan originations were $2.9 billion for the fourth quarter, an increase of 16% from the third quarter 2012 and 48% from the fourth quarter 2011. Loan production volume from our retail channel was $837.1 million in the fourth quarter, an increase of $324.3 million, or 63%, from the third quarter 2012 and an increase of $530.3 million, or 173%, from the second quarter 2012. Our retail channel is benefiting from the increased productivity of our recently hired sales teams and greater market share. We expect this productivity improvement to continue into 2013 as we further penetrate target markets and capitalize on purchase driven origination volumes.
Organic asset generation totaled $3.5 billion and retained organic production totaled $0.7 billion for the fourth quarter of 2012. Residential preferred jumbo loan volume originated during the fourth quarter was $397.5 million, an increase of 116% over the prior quarter. We executed $178 million of preferred jumbo whole loan sales to third parties for securitization during the fourth quarter and had approximately $500 million of preferred jumbo loans classified as HFS on December 31, 2012, which we intend to sell or securitize.
Deposit and Other Funding Sources
Total deposits grew by $1.3 billion, or 11%, to $13.1 billion at December 31, 2012, from $11.8 billion at September 30, 2012, and by $2.9 billion, or 28%, from $10.3 billion at December 31, 2011. At December 31, 2012, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.4 billion, or 11% of total deposits;

•	Interest-bearing checking accounts were $2.7 billion, or 20% of total deposits;

•	Savings and money market accounts were $4.5 billion, or 34% of total deposits;

•	Global markets money market and time accounts were $1.2 billion, or 9% of total deposits; and

•	Time deposit accounts, excluding global markets, were $3.4 billion, or 26% of total deposits.
Total other borrowings were $3.2 billion at December 31, 2012, an increase of $349.1 million compared to $2.8 billion at September 30, 2012 and an increase of $1.9 billion compared to $1.3 billion at December 31, 2011. The increase in other borrowings was the result of overall balance sheet positioning and funding the BPL acquisition. We expect to replace a portion of our wholesale borrowings with core deposits over time.
Credit Quality
Our adjusted non-performing assets were 1.08% of total assets at December 31, 2012, a decrease from 1.29% at September 30, 2012 and 1.86% at December 31, 2011. We recorded a provision for loan and lease losses of $10.5 million during the fourth quarter of 2012, an increase of $6.2 million, or 142%, compared to the third quarter of 2012. The increase was driven by a one-time $6.0 million provision related to our adoption of the Office of the Comptroller of the Currency's ("OCC") troubled debt restructuring guidance on performing loans in Chapter 7 bankruptcy. Excluding this non-recurring charge, our provision was $4.6 million, an increase of $0.2 million, or 4%, from the prior quarter.
Net charge-offs during the fourth quarter of 2012 declined to $4.9 million from $5.3 million in the third quarter of 2012, a decline of 7%. On an annualized basis, net charge-offs were 0.16% of total average loans and leases held for investment, compared to 0.25% for the third quarter of 2012 and 1.03% for the fourth quarter of 2011.

Originated Loan Repurchase Activity
During the fourth quarter of 2012, we experienced net realized losses on loan repurchases of $7.3 million and recorded a provision of $3.3 million on repurchase obligations for loans sold or securitized. Our reserve declined from $31.0 million in the third quarter of 2012 to $27.0 million in the fourth quarter of 2012. We continue to be well reserved with approximately 6 quarters of coverage based on the average quarterly loss rate over the trailing four quarters. Trends continue to be stable with severities declining over the last twelve months to 45% in fourth quarter 2012, compared to 48% in the fourth quarter 2011. We continue to believe that our 0.10% total loss rate is indicative of our disciplined underwriting guidelines and risk management culture.
Capital Strength
Total shareholders' equity was $1.5 billion at December 31, 2012, compared to $1.3 billion at September 30, 2012. The bank’s Tier 1 leverage ratio was 8.0% and total risk-based capital ratio was 13.5% at December 31, 2012. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines.
During the fourth quarter, we issued 6.0 million depositary shares, each representing 1/1,000th of a share of Series A Preferred Stock, for gross proceeds of $150.0 million with a dividend rate of 6.75% per annum.
Income Statement Highlights
Strong Revenue Growth
Revenue for the fourth quarter was $272.2 million, an increase of $48.7 million, or 22%, from $223.5 million in the third quarter 2012. Compared to the fourth quarter 2011, revenue increased $96.4 million, or 55%. The linked quarter increase was driven by the positive contribution to net interest income by the acquired BPL portfolio as well as a $6.3 million increase in loan production revenue and a $19.4 million increase in net loan servicing income. Adjusted for the impact of the non-cash mortgage servicing rights ("MSR") valuation allowance in the third quarter, net loan servicing income increased $1.2 million linked quarter and total revenue increased by $30.4 million, or 13%, compared to the third quarter 2012. Compared to the fourth quarter 2011, revenue increased $78 million, or 40%, adjusted for the MSR valuation allowance incurred in the prior year quarter.
Revenue for the year was $883.6 million, an increase of $198.2 million, or 29%, from $685.4 million in 2011. The increase was primarily due to higher net interest income as well as increased loan production revenue and gain on sale of loans, offset by a decrease in loan servicing income resulting from elevated MSR amortization and a $24.1 million increase to the MSR valuation allowance.
Net Interest Income
For the quarter, net interest income increased by $20.8 million to $147.0 million, from $126.2 million for the third quarter of 2012. This increase was attributed to higher interest income generated by the strong growth in loans and leases HFI, including a $2.5 billion increase in commercial and commercial real estate loans resulting from the acquired BPL loan portfolio as well as growth in our mortgage warehouse finance business, which resulted in a $50.0 million increase in interest income on loans and leases HFI during the quarter. Offsetting this increase was a decline in loans HFS and investment securities average balances and yields. Interest expense increased by $10.2 million during the quarter as we increased longer dated time deposits and borrowings to fund the BPL acquisition.
Net interest margin decreased to 3.56% for the fourth quarter from 3.66% in the third quarter. BPL positively impacted our commercial loan yields and NIM as expected, offset by lower accretion income on our lease financing receivables, the impact of growth in our shorter duration commercial and HFS assets and an increase in interest expense on deposits and borrowings. Excluding the impact of accretion income from our 2010 acquisition of Tygris Commercial Finance Group, Inc., our core net interest margin increased 3 basis points to 3.40% from 3.37% in the third quarter.
For 2012, net interest income was $513.8 million, an increase of $61.5 million, or 14%, compared to 2011. The increase was primarily due to higher average loans, offset by lower asset yields, lower accretion income and higher deposit and other borrowings balances. Net interest margin for 2012 was 3.74% compared to 4.11% in 2011.
Noninterest Income
Noninterest income for the fourth quarter of 2012 increased by $27.9 million, or 29%, to $125.2 million compared to the third quarter of 2012. This increase was caused by a $19.4 million improvement in net loan servicing income as well as a $6.3 million increase in loan origination revenue. Gain on sale of loans was flat compared to the third quarter at $85.7 million. Adjusted for the MSR valuation allowance in the third quarter 2012, noninterest income increased by $9.6 million, or 8% during the quarter.

For 2012, noninterest income increased by $136.7 million, or 59%, to $369.8 million. The increase was driven by a $234.4 million, or 235%, increase in origination revenues and gain on sale of loans, offset by a $79.6 million decrease in loan servicing income resulting from elevated MSR amortization and a $24.1 million increase to the MSR valuation allowance.
Noninterest Expense
Noninterest expense for the fourth quarter of 2012 increased by $33.0 million, or 18%, to $217.0 million from $184.0 million in the third quarter. Salaries, commissions and employee benefits increased by $18.1 million, or 21%, with approximately $5 million attributed to the employees hired as a result of the BPL transaction and more than $6 million attributed to hiring activity and investments in retail mortgage lending. Approximately 10% of our noninterest expense is variable and tied to mortgage origination levels.
We continued to invest in our retail lending expansion during the fourth quarter, adding approximately 150 FTEs. For the year, we have added approximately 440 FTEs in our retail channel and opened 58 lending offices. Noninterest expense directly related to our retail expansion was $22.4 million for the fourth quarter, compared to $14.6 million in the third quarter and was $49.5 million for the full year 2012.
General and administrative expense, excluding credit-related expenses, increased by $20.9 million, or 42%, from the third quarter primarily due to a $5.3 million and $14.4 million increase in professional fees and other expenses, respectively. The increase in professional fees was attributed to legal and consulting fees related to the consent order. The increase in other general and administrative expense was largely driven by expenses related to our independent foreclosure review. Credit-related expenses for the fourth quarter decreased $9.8 million, or 39%, to $15.3 million from $25.1 million in the third quarter 2012. Key drivers of the decrease include a decline in of our expenses related to GNMA pool buyout loans and a decrease in foreclosure and REO expense related to the Bank of Florida portfolio.
Income Tax Expense
Our effective tax rate for the fourth quarter of 2012 was 35%, compared to 37% for the third quarter of 2012 and 22% for the fourth quarter 2011.

Segment Analysis for the Fourth Quarter of 2012

•	Banking and Wealth Management adjusted pre-tax income was $84.6 million, including other credit-related expenses, foreclosure and OREO expenses of $8.6 million.

•	Mortgage Banking adjusted pre-tax income was $20.3 million, including other credit-related expenses, foreclosure and OREO expenses of $6.6 million.

•	Corporate Services had an adjusted pre-tax loss of $36.6 million.

Independent Foreclosure Review
Earlier this month, several mortgage servicers announced they had entered into settlement agreements with the OCC and the Federal Reserve Board that would end their independent foreclosure reviews under consent orders entered into between those servicers and their regulators in April 2011. EverBank elected not to participate in the settlement and we are in the process of completing our foreclosure review, which we expect to conclude by the end of the second quarter 2013.
Dividend
On January 29, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on February 22, 2013, to stockholders of record as of February 11, 2013.

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; risks related to securities held in our securities portfolio; delinquencies on our equipment leases and reductions in the resale value of leased equipment; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, January 31, 2013 to discuss its full year and fourth quarter 2012 results. The dial-in number for the conference call is 1-877-941-1427 and the international dial-in number is 1-480-629-9664, passcode is 4586595. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
For those unable to participate in the conference call, a replay will be available from January 31, 2013 until February 7, 2013. The replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517, replay passcode is 4586595.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $18.2 billion in assets and $13.1 billion in deposits as of December 31, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact                                Investor Relations
Michael Cosgrove                            877-755-6722
904.623.2029                                Investor.Relations@EverBank.com
Michael.Cosgrove@EverBank.com

EverBank Financial Corp and Subsidiaries
Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	December 31, 2012	December 31, 2011
Assets
Cash and due from banks	$175,400	$31,441
Interest-bearing deposits in banks	268,514	263,540
Total cash and cash equivalents	443,914	294,981
Investment securities:
Available for sale, at fair value	1,619,878	1,903,922
Held to maturity (fair value of $146,709 and $194,350 as of December 31, 2012 and 2011, respectively)	143,234	189,518
Other investments	158,172	98,392
Total investment securities	1,921,284	2,191,832
Loans held for sale (includes $1,439,685 and $777,280 carried at fair value as of December 31, 2012 and 2011, respectively)	2,088,046	2,725,286
Loans and leases held for investment:
Covered by loss share or indemnification agreements	592,959	841,146
Not covered by loss share or indemnification agreements	11,912,130	5,678,135
Loans and leases held for investment, net of unearned income	12,505,089	6,519,281
Allowance for loan and lease losses	(82,102)	(77,765)
Total loans and leases held for investment, net	12,422,987	6,441,516
Equipment under operating leases, net	50,040	56,399
Mortgage servicing rights (MSR), net	375,859	489,496
Deferred income taxes, net	170,877	151,634
Premises and equipment, net	66,806	43,738
Other assets	703,065	646,796
Total Assets	$18,242,878	$13,041,678
Liabilities
Deposits:
Noninterest-bearing	$1,445,783	$1,234,615
Interest-bearing	11,696,605	9,031,148
Total deposits	13,142,388	10,265,763
Other borrowings	3,173,021	1,257,879
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	372,543	446,621
Total Liabilities	16,791,702	12,074,013
Commitments and Contingencies
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized and 186,744 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at December 31, 2012)	—	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A 4% Preferred Stock and 136,544 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at December 31, 2012)	—	1
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share;10,000,000 shares authorized and 6,000 issued and outstanding at December 31, 2012; no shares authorized, issued or outstanding at December 31, 2011)	150,000	—
Common Stock, $0.01 par value (500,000,000 and 150,000,000 shares authorized at December 31, 2012 and 2011, respectively;120,987,955 and 75,094,375 issued and outstanding at December 31, 2012 and 2011, respectively)	1,210	751
Additional paid-in capital	811,085	561,247
Retained earnings	575,665	513,413
Accumulated other comprehensive income (loss) (AOCI), net of benefit for income taxes of $53,193 and $65,367 at December 31, 2012 and 2011, respectively	(86,784)	(107,749)
Total Shareholders’ Equity	1,451,176	967,665
Total Liabilities and Shareholders’ Equity	$18,242,878	$13,041,678

EverBank Financial Corp and Subsidiaries
Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Interest Income
Interest and fees on loans and leases	$173,619	$121,519	$574,443	$479,938
Interest and dividends on investment securities	18,501	24,072	80,628	106,850
Other interest income	147	120	485	1,432
Total Interest Income	192,267	145,711	655,556	588,220
Interest Expense
Deposits	24,901	21,452	88,785	97,011
Other borrowings	20,373	9,421	52,977	38,899
Total Interest Expense	45,274	30,873	141,762	135,910
Net Interest Income	146,993	114,838	513,794	452,310
Provision for Loan and Lease Losses	10,528	10,412	31,999	49,704
Net Interest Income after Provision for Loan and Lease Losses	136,465	104,426	481,795	402,606
Noninterest Income
Loan servicing fee income	44,884	45,416	175,264	189,439
Amortization and impairment of mortgage servicing rights	(37,660)	(47,208)	(200,941)	(135,478)
Net loan servicing income (loss)	7,224	(1,792)	(25,677)	53,961
Gain on sale of loans	85,681	33,439	289,532	73,293
Loan production revenue	16,841	7,958	44,658	26,471
Deposit fee income	4,712	6,568	21,450	25,966
Other lease income	8,570	8,761	33,158	30,924
Other	2,129	6,027	6,651	22,488
Total Noninterest Income	125,157	60,961	369,772	233,103
Noninterest Expense
Salaries, commissions and other employee benefits expense	103,490	61,320	331,756	232,771
Equipment expense	20,445	13,641	70,856	49,718
Occupancy expense	7,596	5,381	25,581	20,189
General and administrative expense	85,466	67,318	307,377	251,517
Total Noninterest Expense	216,997	147,660	735,570	554,195
Income before Provision for Income Taxes	44,625	17,727	115,997	81,514
Provision for Income Taxes	15,779	3,967	41,955	28,785
Net Income	$28,846	$13,760	$74,042	$52,729
Less: Net Income Allocated to Preferred Stock	(1,491)	(2,799)	(10,724)	(11,218)
Net Income Allocated to Common Shareholders	$27,355	$10,961	$63,318	$41,511
Basic Earnings Per Common Share	$0.23	$0.15	$0.61	$0.55
Diluted Earnings Per Common Share	$0.22	$0.14	$0.60	$0.54
Dividends Declared Per Common Share	$0.02	$—	$0.04	$—

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Adjusted Tangible Common Shareholders’ Equity, Tangible Assets, and Adjusted Efficiency Ratios are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

	Adjusted Net Income
		Three Months Ended
	(dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	Net income	$28,846	$22,178	$11,172	$11,846	$13,760
	Transaction expense, net of tax	903	1,268	2,363	821	802
	Non-recurring regulatory related expense, net of tax	9,564	1,326	3,780	3,063	3,529
	Increase in Bank of Florida non-accretable discount, net of tax	486	111	463	2,135	2,208
	Adoption of TDR guidance and policy change, net of tax	3,709	—	—	—	—
	MSR impairment, net of tax	—	11,302	18,684	9,389	11,638
	Adjusted net income	$43,508	$36,185	$36,462	$27,254	$31,937

Tangible Equity, Tangible Common Equity, Adjusted Tangible Common Equity and Tangible Assets
	(dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	Shareholders’ equity	$1,451,176	$1,258,022	$1,181,369	$994,689	$967,665
	Less:
	Goodwill	46,859	10,238	10,238	10,238	10,238
	Intangible assets	7,921	6,348	6,700	7,052	7,404
	Tangible equity	1,396,396	1,241,436	1,164,431	977,399	950,023
	Less:
	Perpetual preferred stock	150,000	—	—	—	—
	Tangible common equity	1,246,396	1,241,436	1,164,431	977,399	950,023
	Less:
	Accumulated other comprehensive loss	(86,784)	(106,731)	(113,094)	(89,196)	(107,749)
	Adjusted tangible common equity	$1,333,180	$1,348,167	$1,277,525	$1,066,595	$1,057,772
	Total assets	$18,242,878	$16,509,440	$15,040,824	$13,774,821	$13,041,678
	Less:
	Goodwill	46,859	10,238	10,238	10,238	10,238
	Intangible assets	7,921	6,348	6,700	7,052	7,404
	Tangible assets	$18,188,098	$16,492,854	$15,023,886	$13,757,531	$13,024,036

	Regulatory Capital (bank level)
	(dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	Shareholders’ equity	$1,518,934	$1,339,669	$1,263,687	$1,099,404	$1,070,887
Less:	Goodwill and other intangibles	(54,780)	(16,586)	(16,938)	(17,290)	(17,642)
	Disallowed servicing asset	(32,378)	(33,366)	(36,650)	(40,783)	(38,925)
	Disallowed deferred tax asset	(67,296)	(69,412)	(70,357)	(71,302)	(71,803)
Add:	Accumulated losses on securities and cash flow hedges	83,477	103,238	110,101	86,981	105,682
	Tier 1 capital	1,447,957	1,323,543	1,249,843	1,057,010	1,048,199
Less:	Low-level recourse and residual interests	—	—	—	(20,424)	(21,587)
Add:	Allowance for loan and lease losses	82,102	76,469	77,393	78,254	77,765
	Total regulatory capital	$1,530,059	$1,400,012	$1,327,236	$1,114,840	$1,104,377
	Adjusted total assets	$18,141,856	$16,488,067	$15,022,729	$13,731,482	$13,081,401
	Risk-weighted assets	11,339,415	8,701,164	8,424,290	7,311,556	7,043,371

EverBank Financial Corp and Subsidiaries
Non-Performing Assets(1)
(dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Non-accrual loans and leases:
Residential mortgages	$73,752	$75,355	$66,956	$74,810	$81,594
Commercial and commercial real estate	76,289	85,306	95,882	89,576	104,829
Lease financing receivables	2,010	2,018	1,295	1,861	2,385
Home equity lines	4,246	4,492	4,256	3,771	4,251
Consumer and credit card	332	479	573	571	419
Total non-accrual loans and leases	156,629	167,650	168,962	170,589	193,478
Accruing loans 90 days or more past due	—	1,973	1,800	5,119	6,673
Total non-performing loans (NPL)	156,629	169,623	170,762	175,708	200,151
Other real estate owned (OREO)	40,492	43,612	49,248	49,304	42,664
Total non-performing assets (NPA)	197,121	213,235	220,010	225,012	242,815
Troubled debt restructurings (TDR) less than 90 days past due	90,094	82,030	93,184	92,954	92,628
Total NPA and TDR(1)	$287,215	$295,265	$313,194	$317,966	$335,443

Total NPA and TDR	$287,215	$295,265	$313,194	$317,966	$335,443
Government-insured 90 days or more past due still accruing	1,729,877	1,684,550	1,647,567	1,530,665	1,570,787
Loans accounted for under ASC 310-30:
90 days or more past due	79,984	117,506	140,797	146,379	149,743
OREO	16,528	18,557	20,379	22,852	19,456
Total regulatory NPA and TDR	$2,113,604	$2,115,878	$2,121,937	$2,017,862	$2,075,429
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30:(1)
NPL to total loans	1.08%	1.49%	1.57%	1.80%	2.18%
NPA to total assets	1.08%	1.29%	1.46%	1.63%	1.86%
NPA and TDR to total assets	1.57%	1.79%	2.08%	2.31%	2.57%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	13.55%	17.32%	18.00%	18.95%	20.95%
NPA to total assets	11.09%	12.32%	13.49%	13.97%	15.20%
NPA and TDR to total assets	11.59%	12.82%	14.11%	14.65%	15.91%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended December 31, 2012
Net interest income	$135,686	$12,531	$(1,224)	$—	$146,993
Provision for loan and lease losses	8,866	1,662	—	—	10,528
Net interest income after provision for loan and lease losses	126,820	10,869	(1,224)	—	136,465
Noninterest income	34,057	91,012	88	—	125,157
Noninterest expense:
Foreclosure and OREO expense	7,246	1,572	—	—	8,818
Other credit-related expenses	1,387	5,062	—	—	6,449
All other noninterest expense	74,435	87,180	40,115	—	201,730
Income (loss) before income tax	77,809	8,067	(41,251)	—	44,625
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	784	—	—	—	784
Adoption of TDR guidance and policy change	5,982	—	—	—	5,982
Transaction and non-recurring regulatory related expense	—	12,276	4,606	—	16,882
Adjusted income (loss) before income tax	84,575	20,343	(36,645)	—	68,273
Total assets as of December 31, 2012	16,119,927	2,127,100	166,234	(170,383)	18,242,878
Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	48.9%				79.7%
excluding foreclosure, OREO expenses and other credit-related expenses	43.9%				74.1%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	48.9%				73.5%
excluding foreclosure, OREO expenses and other credit-related expenses	43.9%				67.9%
Three Months Ended September 30, 2012
Net interest income	$114,587	$13,105	$(1,498)	$—	$126,194
Provision for loan and lease losses	3,547	812	—	—	4,359
Net interest income after provision for loan and lease losses	111,040	12,293	(1,498)	—	121,835
Noninterest income	20,608	76,693	(2)	—	97,299
Noninterest expense:
Foreclosure and OREO expense	17,463	2,176	—	—	19,639
Other credit-related expenses	1,879	3,544	2	—	5,425
All other noninterest expense	60,526	65,900	32,479	—	158,905
Income (loss) before income tax	51,780	17,366	(33,981)	—	35,165
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	178	—	—	—	178
MSR impairment	—	18,229	—	—	18,229
Transaction and non-recurring regulatory related expense	—	1,657	2,527	—	4,184
Adjusted income (loss) before income tax	51,958	37,252	(31,454)	—	57,756
Total assets as of September 30, 2012	14,696,893	1,838,964	129,141	(155,558)	16,509,440
Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	59.1%				82.3%
excluding foreclosure, OREO expenses and other credit-related expenses	44.8%				71.1%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	59.1%				74.4%
excluding foreclosure, OREO expenses and other credit-related expenses	44.8%				64.0%

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information (continued)
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended December 31, 2011
Net interest income	$104,117	$12,372	$(1,651)	$—	$114,838
Provision for loan and lease losses	9,014	1,398	—	—	10,412
Net interest income after provision for loan and lease losses	95,103	10,974	(1,651)	—	104,426
Noninterest income	29,309	31,637	15	—	60,961
Noninterest expense:
Foreclosure and OREO expense	6,470	4,839	—	—	11,309
Other credit-related expenses	2,629	5,956	—	—	8,585
All other noninterest expense	49,617	47,424	30,725	—	127,766
Income (loss) before income tax	65,696	(15,608)	(32,361)	—	17,727
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	3,567	—	—	—	3,567
MSR impairment	—	18,771	—	—	18,771
Transaction and non-recurring regulatory related expense	—	3,802	3,180	—	6,982
Adjusted income (loss) before income tax	69,263	6,965	(29,181)	—	47,047
Total assets as of December 31, 2011	11,658,702	1,557,421	99,886	(274,331)	13,041,678
Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	44.0%				84.0%
excluding foreclosure, OREO expenses and other credit-related expenses	37.2%				72.7%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	44.0%				72.3%
excluding foreclosure, OREO expenses and other credit-related expenses	37.2%				62.1%